AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 2021

REGISTRATION NO. 333-249381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RELIANCE GLOBAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

46-3390293

I.R.S. Employer Identification Number

524210

(Primary Standard Industrial Code Classification Number)

300 Blvd. of the Americas, Suite 105 Lakewood, NJ 08701

732-380-4600

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Copies to:

Mr. Ezra Beyman

Chief Executive Officer

300 Blvd. of the Americas, Suite 105 Lakewood, NJ 08701

732-380-4600

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 Telephone: (516) 217-6379 Facsimile: (866) 705-3071	Michael Adelstein, Esq. Kelley Drye & Warren LLP 101 Park Avenue, 27th Floor New York, NY 10178 Telephone: (212) 808-7540 Facsimile: (212) 808-7897

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 7(a)(2)(B) of the Securities Act.:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]

[ ]	Emerging growth company

[ ]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price (1)	Amount of Registration Fee (2)
Shares of common stock, par value $0.086 per share (2)(3)(4)	$12,075,000	$1,317.38
Series A Warrants to purchase shares of common stock, par value $0.086 per share (3)(4)(5)	-	-
Shares of common stock, par value $0.086 per share underlying Series A Warrants (2)	$13,282,500	$1,449.12
Underwriters’ common stock purchase warrants (6)	-	-
Common stock underlying underwriters’ common stock purchase warrants (2)	$796,950	$86.95
Total	$26,154,450	$2,853.45

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Fee paid at the time of filing of the original registration statement on Form S-1 on October 8, 2020.
(3)	Includes shares the underwriter has the option to purchase to cover over-allotments, if any.
(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(5)	There will be issued warrants to purchase one share of common stock. The Series A Warrants are exercisable at a per share exercise price equal to 110% of the public offering price of one share of common stock and accompanying Series A Warrant We estimate that the maximum offering price for each share of common stock and Series A Warrant is $5.00 to $7.00.
(6)	No fee pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

Explanatory Note: This Amendment No. 4 to Registration Statement on Form S-1 is being filed for the purposes of (i) recalculating the registration fees due under the above Calculation of Registration Fee Table at $7.00 per share (instead of $6.00 per share) on the basis of the 1,500,000 shares which are registered without overallotment at a raise of $9,000,000 at the mid point of $6.00 in the range of $5.00 to $7.00 per share previously disclosed in Amendment No. 3 to Registration Statement on Form S-1, (ii) providing a revised legal opinion on Form S-1, to reflect the revised dollar amounts set for in the Calculation of Registration Fee Table set forth on the cover page of this Amendment No. 4 and (iii) providing the amendments to the Articles of Incorporation for the 1:85.71 reverse stock split to be effected in conjunction with the offering set forth in this Registration Statement. This Amendment Consists solely of the cover page including Calculation of Registration Fee Table, Exhibit Index, Signature Page and Exhibits.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

Exhibit No.	Description
1.1	Form of Underwriting Agreement**

3.1	Articles of Incorporation of Issuer***

3.2	Bylaws of Issuer***

3.3	Articles of Formation of Southwestern Montana Insurance Center, LLC***

3.4	Certificate of Formation of Commercial Coverage Solutions LLC**

3.5	Articles of Organization of Employee Benefits Solutions, LLC***

3.6	Articles of Organization of Fortman Insurance Services, LLC***

3.7	Articles of Organization of US Benefits Alliance, LLC***

3.8	Articles of Incorporation for Altruis Benefits Corporation.***

3.9	Amendments to Articles of Incorporation for Reliance Global Group, Inc. for Reverse Stock Split*

4.1	Form of Series A Warrant and Representatives Warrant**

5.1	Opinion of Jolie Kahn, Esq.*

10.1	Master Credit Agreement with Oak Street Funding, with amendments and subsidiary loan agreements**

10.2	Securities Purchase Agreement with NSURE, Inc. dated February 19, 2020***

10.3	Irrevocable Assignment Agreement dated June 3, 2020***

10.4	Office Leases**

10.5	ELI Stock Option Plan**

10.6	Nsure Amended Agreement**

10.7	Warrant Agent Agreement**

14.1	Code of Ethics***

21.1	List of Subsidiaries***

23.1	Consent of Mazars USA LLP with respect to Reliance Global Group, Inc.**

23.2	Consent of Mazars USA LLP with respect to Altruis Benefit Consulting, Inc.**

23.3	Consent of Mazars USA LLP with respect to Fortman Insurance Agency, LLC**

23.4	Consent of Mazars USA LLP with respect to Southwestern Montana Financial Center, Inc.**

23.5	Consent of Friedman LLP with respect to Reliance Global Group, Inc.**

23.6	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)*

* Filed herewith.

** To as an exhibit to the Company’s Registration Statement on Form S-1 filed with the SEC on January 28, 2021

*** Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the SEC on October 8, 2020

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ITEM 17. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of New Jersey on February 5, 2021.

Reliance Global Group, Inc.

By:	/s/ Ezra Beyman
Ezra Beyman Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ezra Beyman	Chief Executive Officer and Executive Chairman and Director (Principal Executive Officer)	February 5, 2021
Ezra Beyman

/s/ Alex Blumenfrucht	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 5, 2021
Alex Blumenfrucht

/s/ Ben Fruchtzweig	Director	February 5, 2021
Ben Fruchtzweig

/s/ Scott Korman	Director	February 5, 2021
Scott Korman

/s/ Sheldon Brickman	Director	February 5, 2021
Sheldon Brickman

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